Exhibit 8.1

[Letterhead of Bond, Schoeneck & King, PLLC]

Avant Building — Suite 900 | 200 Delaware Avenue | Buffalo, NY 14202-2107 | bsk.com

February 15, 2018

EastGroup Properties, Inc.
400 W. Parkway Place
Suite 100
Ridgeland, MS 39157

Re: Certain Federal Income Tax Matters

Ladies and Gentlemen:

We are legal counsel to EastGroup Properties, Inc., a Maryland corporation (the “Company”), and have represented the Company in connection with the Company’s issuance and sale of up to 10,000,000 shares of Common Stock, $0.0001 par value per share, of the Company (the “Shares”) pursuant to the Sales Agency Financing Agreements (the “Sales Agreements”) each dated or amended as of February 15, 2018 between the Company and each of BNY Mellon Capital Markets, LLC, BTIG, LLC, Jefferies LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Raymond James & Associates, Inc., Robert W. Baird & Co. Incorporated and Wells Fargo Securities, LLC, individually as Sales Agents (collectively, the “Agents”). The Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended, (the “Act”) in accordance with the terms of the Sales Agreements. You have requested our opinion on certain federal income tax matters in connection with the issuance of the Shares pursuant to the Sales Agreements. For the purposes of this Opinion Letter, the term “Subsidiary” means any corporation, limited partnership or limited liability company for which the Company owns fifty percent (50%) or more of the outstanding equity interests.

In rendering this opinion, we have reviewed (i) the Company’s Registration Statement on Form S-3 (Registration Statement No. 333-216480), filed with the Securities and Exchange Commission on March 6, 2017 (as amended and supplemented from time to time and including the documents incorporated by reference therein, the “Registration Statement”), which includes the Company’s base prospectus dated March 6, 2017 (the “Base Prospectus”); (ii) the Company’s Prospectus Supplement dated February 15, 2018 (the “Prospectus Supplement” and together with the Base Prospectus and the documents incorporated by reference therein, collectively, the “Prospectus”); (iii) the Company’s Articles of Incorporation as filed with the Secretary of State of Maryland, and the Certificate of Incorporation or other organizational documents of each Subsidiary, as amended; (iv) the Company’s Bylaws and the Bylaws of each Subsidiary, as amended; (v) the partnership agreements for partnerships or joint ventures in which the Company or a Subsidiary is a partner; (vi) the operating agreements for limited liability companies in which the Company or a Subsidiary is a member; and (vii) the Company’s Federal Income Tax Returns for the years ended December 31, 1997 through December 31, 2016.

We have reviewed with management of the Company the investments and operations of the Company and its Subsidiaries. We have also reviewed certain documents of the Company and its Subsidiaries relating to the ownership and operation of selected real estate properties and other investments, including management agreements and partnership agreements relating to such properties and forms of leases relating to the Company’s or its Subsidiaries’ interest in such properties, and we rely upon representations made to us by management of the Company that such documents are representative of those existing and in effect with respect to other properties of the Company and its Subsidiaries. Our discussions with management focused on, among other things, the number and holdings of stockholders of the Company; the actual and proposed distribution policy of the Company; various record keeping requirements; the composition of the assets of the Company; the magnitude of personal property included in its or its Subsidiaries’ real property leases; the income generated from subleases of its real property; the services rendered to the Company’s tenants and non tenants; and other matters which we deem relevant and upon which we rely for purposes of rendering this opinion.

In our review, we have assumed, with your consent, that all of the representations and statements set forth in such documents as to factual matters (but not legal conclusions) are true and correct, and all of the obligations imposed by any such documents on the parties thereto, including obligations imposed under the Articles of Incorporation, have been or will be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

In rendering this opinion we have also relied, as to factual matters, upon a certificate of an officer of the Company (the “Officer’s Certificate”). Although we have not independently verified the truth, accuracy or completeness of the factual representations contained in the Officer’s Certificate and the underlying assumptions upon which they are based, after reasonable inquiry and investigation, nothing has come to our attention that would cause us to question them. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service, or other relevant authority, we have explained such terms to the Company’s representatives and are satisfied that the Company’s representatives understand such terms and are capable of making such factual representations.

Based upon the foregoing, we are of the opinion that: (1) for its taxable years ended December 31, 1997 through December 31, 2017, the Company has continuously been organized and has operated in conformity with the requirements for qualification as a “real estate investment trust” under the Code; (2) the Company’s current and proposed organization and method of operation will permit it to continue to meet the requirements for taxation as a “real estate investment trust” under the Code for its taxable year ending December 31, 2018 and in future taxable years; and (3) description of the law contained or incorporated by reference in the Registration Statement under the caption “Material United States Federal Income Tax Considerations” is correct in all material respects, and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Company’s securities.

We note, however, that the ability of the Company to qualify as a real estate investment trust for any year will depend upon future events, some of which are not within the Company’s control, and it is not possible to predict whether the facts set forth in the Registration Statement, the Officer’s Certificate and this Opinion Letter will continue to be accurate in the future. In addition, our opinions are based on the Code and the Regulations, and the status of the Company as a real estate investment trust for federal income tax purposes may be affected by changes in the Code and the Regulations.

We consent to the reference to this law firm under the caption “Legal Matters” in the Prospectus and to the inclusion of a copy of this Opinion Letter as an exhibit to the Company’s Current Report on Form 8-K. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Bond, Schoeneck & King, PLLC